EXHIBIT 10.10

NON-EXCLUSIVE PATENT LICENSE AGREEMENT

BETWEEN

OSMETECH

AND

THE UNIVERSITY OF WASHINGTON

UW REFERENCE: 7063-18921A

UW TECHTRANSFER, INVENTION LICENSING

NEGOTIATED BY CHRISTINE HAN, PH.D., M.P.H.

UW/Osmetech Non-Exclusive Patent License Agreement

UW Reference 7063-18921A

Original Two of Two

UW/Osmetech Non-Exclusive Patent License Agreement

UW Reference 7063-18921A

Original Two of Two

NON-EXCLUSIVE PATENT LICENSE AGREEMENT

This Agreement (“Agreement”) is dated and effective as of the date of last signature (the “Effective Date”), and is made by and between the University of Washington, a public institution of higher education and an agency of the state of Washington (the “University”), and Osmetech Molecular Diagnostics, an entity consisting solely of Clinical Micro Sensors, Inc. and Osmetech, Inc., both Delaware Corporations (the “Company”), (individually a “Party” or collectively the “Parties”).

Purpose

The University owns the right to license to others certain rights to the Licensed Patents, as that term is defined and used in this Agreement. The Company desires that the University grant it a license to use, develop, and commercialize the inventions claimed in the Licensed Patents. The University is willing to grant such a license on the terms set forth below.

NOW, THEREFORE, the Parties agree that:

1. Definitions. For purposes of interpreting this Agreement, the following terms shall have the meanings ascribed to them below in this Article 1:

1.1

“Affiliate” means (i) a Third Party that owns fifty percent (50%) or more of the voting capital stock, or like equity security, of the Company, or (ii) a Third Party in which the Company owns fifty percent (50%) or more of the voting capital stock, or like equity security.

1.2

“Confidential Information” means any information or materials (biological, chemical, or otherwise) of the Parties not generally known to the public, including any information comprised by those materials and including without limitation, Licensed Technology.

1.3	“Field of Use” means the fields of use described in section Al of attached Exhibit A.

1.4

“Licensed Patent” means the patents and patent applications listed in section A2 of attached Exhibit A along with any further related patent issued during the term of this Agreement by the United States Patent and Trademark Office or any like foreign body with respect to patent applications. The term “Licensed Patent” also includes any divisionals, continuations, reissues, renewals, substitutions, re-examinations or extensions and foreign equivalents thereof or substitute therefore of a Licensed Patent.

1.5

“Licensed Product” means any product, good or service in the Field of Use that is used, made by, made for, sold, transferred, offered for sale, or otherwise disposed of by the Company during the term of this Agreement that, but for the granting of the rights set forth in this Agreement, would infringe (including under the doctrine of equivalents) one or more Valid Claims of a Licensed Patent in the country where such product, good or service is sold or provided, or any product or good that is made using a process or

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machine that is covered by a Valid Claim of a Licensed Patent in the country where such product or good is sold or manufactured.

1.6	“Licensed Technology” means collectively the inventions claimed in each Licensed Patent.

1.7

“Net Sales Price” means the gross amount invoiced for sales, leases, services, and other dispositions of Licensed Products less (i) all trade, quantity, and cash discounts actually allowed, including (ii) all credits and allowances actually granted due to rejections, returns, billing errors, and retroactive price reductions, (iii) duties, and (iv) excise, sale and use taxes, and equivalent taxes. In the event the Company sells, leases, or disposes of a Licensed Product to an Affiliate, the “Net Sales Price” for that transaction for purposes of this Agreement shall be equal to the price the Company charges non-Affiliate Third Parties for the Licensed Product or if the Company does not offer to sell the Licensed Product to the public, the price charged by the Company for a product of similar kind, quality, and quantity.

1.8	“Payment” means a payment to be made by the Company to the University specified in section 6.1 of this Agreement and described in section A3 of attached Exhibit A.

1.9	“Territory” means worldwide.

1.10	“Third Party” means any individual or entity other than the University or the Company.

1.11

“Valid Claim” means (a) a claim in an issued and unexpired patent included in the Licensed Patents that: (i) has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and not subject to appeal, (ii) has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, (iii) has not been lost through an interference, reexamination or reissue proceeding; or (b) a claim of a pending patent application included in the Licensed Patents.

2. Term. The term of this Agreement shall commence on the Effective Date and, unless terminated earlier as provided below in Article 8, this Agreement shall expire on the date on which no Valid Claim in a Licensed Patent is pending or subsisting in any country in the Territory.

3. Grant of License.

3.1	The Company’s Rights.

3.1.1. Grant. Subject to the terms and conditions of this Agreement, the University hereby grants to the Company, and the Company hereby accepts, a nonexclusive license to make, have made on its behalf, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Products in the Territory. The Parties acknowledge and agree that the license granted in this Agreement

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shall be limited to the inventions in the Field of Use that are expressly claimed in each Licensed Patent. No provision of this Agreement shall be construed to grant the Company, by implication, estoppel or otherwise, any rights other than the rights expressly granted it in this Agreement to the Licensed Technology, a Licensed Patent, or to any other University-owned technology, patent applications, or patents.

3.1.2. Sublicensing. Notwithstanding any term of this Agreement to the contrary, the Company shall not, and shall not have the right to, sublicense its rights under this Agreement.

3.2

The United States Government’s Rights. The Parties acknowledge and agree that the federal government of the United States of America has certain rights in and to any government-funded Licensed Technology as those rights are described in Chapter 18, Title 35 of the United States Code and accompanying regulations, including Part 401, Chapter 37 of the Code of Federal Regulations, and that the Parties’ rights and obligations under this Agreement to any government-funded Licensed Technology, including the grant of license set forth above in subsection 3.1.1, are subject to the applicable terms of the aforementioned United States laws.

3.3

The University’s Rights. The University retains an irrevocable, nonexclusive license to make, have made, and use products, processes, and other subject matter covered by the Licensed Patents or the Licensed Technology for research, medical, instructional, or any other academic purpose, including publications.

4. Applications and Patents.

4.1

Cost Reimbursement. The Company shall pay, or shall reimburse the University for paying, reasonable and necessary costs (including attorneys’ and application fees) incurred prior to, on, or after the Effective Date to apply for, prosecute, enforce, and maintain each Licensed Patent in those countries where the Company intends to commercialize Licensed Product, as provided for in section A3.6 of attached Exhibit A. For the avoidance of doubt, the Company shall pay, or shall reimburse the University for paying, costs related to Licensed Patents unless and until the Company notifies the University in writing of its decision to opt-out of patent protection for a specific country in the Territory. In this event, the Company shall not be responsible for reimbursing those costs and lose rights in that country.

4.2	Pre-Agreement Licensed Product Sales. The Company agrees to pay royalties in the amounts set forth in this Agreement for any Licensed Products it has sold in the Territory prior to the Effective Date.

4.3	Patent Application Filings during the Term of this Agreement.

4.3.1. The University retains the sole and exclusive right to file or otherwise prosecute patent applications with respect to the Licensed Technology. In no event shall

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the Company file a patent application with respect to the Licensed Technology if a University employee is an inventor on the patent application.

4.3.2. The University shall determine in which countries the University will file, or cause to be filed, a patent application with respect to the Licensed Technology. The Company may request patent prosecution to be pursued in any given country. The Company will specify in writing which of these countries it wishes to receive license from and shall pay pro-rata share of patent costs as specified in section A3.6 of attached Exhibit A. For the avoidance of doubt, Company shall pay, or shall reimburse the University for paying costs related to Licensed Patents in all countries until the Company notifies the University in writing of its decision to opt-out of said cost reimbursement for any specific country.

4.3.3. For each patent application with respect to the Licensed Technology filed in a particular country, the University shall retain counsel of its choice to file and prosecute such patent application; the University shall take all commercially reasonable steps to cause a patent application to be filed and a patent to be issued in that country. The Company promptly shall reimburse the University for the University’s out-of-pocket costs, including application and attorneys’ fees, to file, prosecute and maintain such patent application and issued patent during the term of this Agreement as provided for in section A3.4 of attached Exhibit A.

4.3.4. No provision of this Agreement limits, conditions, or otherwise affects the University’s right to prosecute a patent application with respect to the Licensed Technology in any country.

4.4	Maintenance of Licensed Patents. The University shall take all commercially reasonable steps to cause each Licensed Patent to remain or be valid and subsisting.

4.5

Ownership of the Licensed Patents. No provision of this Agreement grants the Company any rights, titles, or interests (except for the grant of license in subsection 3.1.1 of this Agreement) in the Licensed Patents, notwithstanding the Company’s payment of all or any portion of the patent prosecution, maintenance, and related costs.

5. Commercialization.

5.1

Commercialization Efforts. The Company shall use its commercially reasonable efforts, consistent with sound and reasonable business practices and judgment, to commercialize the Licensed Technology and to manufacture and offer to make and sell Licensed Products as soon as practicable and to maximize sales thereof.

5.2

Covenants Regarding the Manufacture of Licensed Products. The Company hereby covenants and agrees that the manufacture, use, sale, or transfer of Licensed Products shall comply with all applicable federal and state laws, including all federal export laws and regulations. The Company hereby further covenants and agrees that, to the extent required by 35 United States Code Section 204, it shall substantially manufacture in the

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United States of America all products embodying or produced through the use of an invention that is subject to the rights of the federal government of the United States of America.

5.3

Commercialization Reports. Throughout the term of this Agreement, the Company shall deliver to the University written reports of the Company’s efforts and plans to commercialize the Licensed Technology and to manufacture, offer to sell, or sell Licensed Products, including a projected timeline of development and sales. Prior to product introduction, these reports will be delivered to the University every six (6) months from the first anniversary of the Effective Date, and then annually, within thirty (30) days of the anniversary of the Effective Date, after first product sale.

5.4

Use of the University’s Name and Trademarks or the Names of University Faculty, Staff, or Students. No provision of this Agreement grants the Company any right or license to use the name or trademarks of the University or the names, or identities of any member of the faculty, staff, or student body of the University. The Company shall not use any such trademarks, names, or identities without the University’s and, as the case may be, such member’s prior written approval.

6. Payments, Reimbursements, Reports, and Records.

6.1

Payments. The Company shall deliver to the University the payment or payments specified in section A3 of attached Exhibit A. The Company shall make such payments by check, wire transfer, or any other mutually agreed-upon and generally accepted method of payment. All checks to the University shall be made payable to “University of Washington” and shall be mailed to the address specified in Article 21 of this Agreement and shall include the University agreement number l8921A. Upon request, the University shall deliver to the Company written wire transfer instructions.

6.2

Late Payments. Company agrees to pay a late fee for all amounts owed to the University that are overdue by thirty (30) days or more. The late fee shall be computed as the United States prime rate plus Two Percent (2%), compounded monthly, as set forth by The Wall Street Journal (Western edition) on the date on which such payment is due, of the outstanding, unpaid balance. The payment of such a late fee shall not foreclose or limit University from exercising any other rights it may have as a consequence of the lateness of any payment.

6.3

Sales Reports. Within thirty (30) days after the last day of a calendar quarter during the term of this Agreement, the Company shall deliver to the University a written sales report (a copy of the form of which is attached as Exhibit B) recounting the number and Net Sales Price amount (expressed in U.S. dollars) of all sales, leases, or other dispositions of Licensed Products made by the Company during such calendar quarter. The Company shall deliver such written report to the University even if the Company is not required hereunder to pay to the University a payment for sales, leases, or other dispositions of Licensed Products during the calendar quarter.

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6.4	Records Retention and Audit Rights.

6.4.1. Throughout the term of this Agreement and for five (5) years thereafter, the Company, at its expense, shall keep and maintain complete and accurate records of all sales, leases, and other dispositions of Licensed Products during the term of this Agreement and all other records related to this Agreement.

6.4.2. The University, at its expense except as set forth below in this subsection, shall have the right to inspect and audit the Company’s records referred to in subsection 6.4.1 hereof at the Company’s address as set forth in Article 21 of this Agreement or such other locations as the Parties shall mutually agree during the Company’s normal business hours. The University shall have the right to determine the Company’s compliance with the terms of this Agreement. The Company shall reimburse the University for all its out-of-pocket expenses to inspect and audit such records if the University, in accordance with the results of such inspection and audit, determines that the Company has underpaid amounts owed to the University by at least *** , in a reporting period. In connection with, and prior to the commencement of, an audit, if the Company so requests in writing to the University, the Company, the University and the auditor shall enter into an agreement prohibiting the auditor and the University from disclosing the Company’s nonpublic, proprietary information to any Third Party without the Company’s prior written consent; provided, however, that consistent with generally accepted auditing standards and the auditor’s professional judgment, the auditor may disclose such information to the University and its agents, counsel, or consultants. The Company acknowledges that such an agreement is adequate to protect its legitimate interests, and the Parties agree that there shall be no additional nondisclosure agreement demanded as a condition to the commencement of an audit and the University’s exercising its rights under this subsection.

6.5

Currency and Checks. All computations and payments made under this Agreement shall be in United States dollars. The exchange rate for the currency into dollars as reported in the Wall Street Journal as the New York foreign exchange mid-range rate on the last business day of the month in which the transaction was entered into shall be used for determining the dollar value of transactions conducted in non-United States dollar currencies.

7. Third Party Infringement of Licensed Patent.

7.1

Notice of Third Party’s Infringement. In the event the Company learns of substantial, credible evidence that a Third Party is making, using, or selling a product in a Field of Use in the Territory that infringes a Licensed Patent, the Company promptly thereafter shall deliver written notice of the possible infringement to the University, describing the information suggesting infringement of the Licensed Patent.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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7.2

Legal Action to Enforce a Licensed Patent. The University shall have no obligation under this Agreement to commence or maintain a suit against any alleged infringer of Licensed Patents. The University reserves the right to grant a license to the infringer to settle a University-initiated action. No provision of this Agreement shall limit, condition, or otherwise affect the University’s statutory and common-law rights to commence an action to enforce a Licensed Patent.

8. Termination.

8.1	By the University.

8.1.1. If the Company breaches or fails to perform one or more of its duties under this Agreement, the University may deliver to the Company a written notice of default. The University may terminate this Agreement by delivering to the Company a written notice of termination if the default has not cured in full within sixty (60) days of the delivery to the Company of the notice of default.

8.1.2. The University may terminate this Agreement by delivering to the Company a written notice of termination at least ten (10) days prior to the date of termination if the Company (i) becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws that the Company fails to have released within thirty (30) days after filing; (iii) proposes any dissolution, composition, or financial reorganization with creditors or if a receiver, trustee, custodian, or similar agent is appointed; or (iv) makes a general assignment for the benefit of creditors.

8.2

By the Company. The Company may terminate this Agreement at any time by delivering to the University a written notice of termination at least sixty (60) days prior to the effective date of termination.

8.3

Post-termination Period. The Company shall not use, or permit others to use, the Licensed Technology or manufacture or have manufactured Licensed Products after the termination of this Agreement under section 8.1 or 8.2. After the termination of this Agreement under section 8.1 or 8.2, the Company shall not offer to sell and sell, offer to lease and lease, and otherwise offer to dispose of or dispose of Licensed Products in the Territory that were manufactured prior to the of this Agreement.

9. Release, Indemnification, and Insurance.

9.1

The Company’s Release. For itself and its employees, the Company hereby releases the University and its regents, employees, and agents forever from any and all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of (i) the manufacture, use, lease, sale, or other disposition of a Licensed Product; (ii) the assigning or licensing of the Company’s rights under this Agreement; or (iii) with the exception of the

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warranties set forth in section 10.1 of this Agreement, the University’s performance of its obligations hereunder.

9.2

Indemnification. Throughout the term of this Agreement and thereafter, the Company shall indemnify, defend, and hold the University and its regents, employees, and agents harmless from all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses), relating to or arising out of any default in the performance of any material term or provision herein. In addition, throughout the term of this Agreement and thereafter, the Company shall indemnify, defend, and hold the University and its regents, employees, and agents harmless from all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses), relating to or arising out of the manufacture, use, lease, sale, or other disposition of a Licensed Product, including, without limitation, breach of contract and warranty and products-liability claims relating to a Licensed Product.

9.3

The Company’s Insurance. Throughout the term of this Agreement, or during such period as the Parties shall agree in writing, the Company shall maintain in full force and effect comprehensive general liability (CGL) insurance, consistent with sound business practices. Such insurance policy shall include coverage for claims that may be asserted by the University against the Company under section 9.2 of this Agreement and for claims by a Third Party against the Company or the University arising out of the purchase or use of a Licensed Product. Such insurance policy shall name the University as an additional insured. Such insurance policy shall require the insurer to deliver written notice to the University at the address set forth in Article 21 of this Agreement, at least forty-five (45) days prior to the termination of the policy. The Company shall deliver to the University a copy of the certificate of insurance for such policy.

10. Warranties.

10.1

Authority. Each Party represents and warrants to the other Party that it has full corporate power and authority to execute, deliver, and perform this Agreement, and that no other corporate proceedings by such Party are necessary to authorize the Party’s execution or delivery of this Agreement.

10.2	Disclaimers.

10.2.1. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 10.1 OF THIS AGREEMENT, THE UNIVERSITY DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS AND IMPLIED, CONCERNING THE LICENSED TECHNOLOGY, EACH LICENSED PATENT, EACH PATENT APPLICATION, AND EACH LICENSED PRODUCT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT, NONINTERFERENCE AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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10.2.2. The University expressly disclaims any warranties concerning and makes no representations:

10.2.2.1. that the Licensed Patents will be approved or will issue;

10.2.2.2. concerning the validity or scope of any Licensed Patent; or

10.2.2.3. that the manufacture, use, sale, lease or other disposition of a Licensed Product will not infringe a Third Party’s patent or violate its intellectual property rights.

10.2.3. The Company specifically acknowledges the existence of possibly interfering patent rights of Third Parties, including, without limitation, certain patent rights of University of North Carolina (Patent Application Number WO2005030039A2) and Academica Sinica (Patent Application Number WO2006069339A2).

11.	Damages.

11.1

Remedy Limitation. EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN NO EVENT SHALL THE UNIVERSITY BE LIABLE FOR (A) PERSONAL INJURY OR PROPERTY DAMAGES ARISING IN CONNECTION WITH THE ACTIVITIES CONTEMPLATED IN THIS AGREEMENT OR (B) LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA OR ANY OTHER RELIANCE OR EXPECTANCY, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OF ANY KIND.

11.2

Damage Cap. IN NO EVENT SHALL THE UNIVERSITY’S TOTAL LIABILITY FOR THE BREACH OR NONPERFORMANCE OF THIS AGREEMENT EXCEED THE AMOUNT OF PAYMENTS PAID TO THE UNIVERSITY UNDER SECTION 6.1 OF THIS AGREEMENT. THIS LIMITATION SHALL APPLY TO CONTRACT, TORT, AND ANY OTHER CLAIM OF WHATEVER NATURE.

12. Amendment and Waiver. This Agreement may be amended from time to time only by a written instrument signed by the Parties. No term or provision of this Agreement shall be waived and no breach excused unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented. No waiver of a breach shall be deemed to be a waiver of a different or subsequent breach.

13. Assignment. The Company, without the prior approval of the University, may assign all, but no less than all, its rights and delegate all, but no less than all, its duties under this Agreement to another if (i) the Company or its successors delivers to the University written notice of the actual assignment at least ninety (90) days prior to the effective date of the event described below in part (ii) of this paragraph, and (ii) the assignment is made as a part of and in connection with (A) the sale by the Company of all or substantially all of its assets to a single purchaser, (B) the sale, transfer, or exchange by the shareholders, partners, or equity owners of the Company of

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a majority interest in the Company to a single purchaser, or (C) the merger of the Company into another corporation or other business entity. Any assignment made in violation of this subsection shall be void and shall, without further act, cause the immediate termination of this Agreement.

This Agreement shall inure to the benefit of the Company and the University and trustees.

14. Applicable Law. The internal laws of the state of Washington shall govern the validity, construction, and enforceability of this Agreement, without giving effect to the conflict of laws principles thereof.

15. Confidentiality.

15.1

Form of transfer. Confidential Information may be conveyed in written, graphic, oral, physical, or electronic form. Confidential Information shall include, without limitation, Licensed Technology as well as Company’s business plan or reports. Company and University must clearly mark its Confidential Information “confidential.” If a disclosing Party communicates Confidential Information orally, the disclosing Party shall reduce such oral communications to writing of disclosure to the receiving Party and clearly mark it “confidential” and provide a copy to the receiving Party within thirty (30) days at the address in Article 21.

15.2

Exceptions. Confidential Information does not include: any information that: is required by law to be disclosed; is or becomes part of the public domain through no fault of recipient; is known to recipient prior to the disclosure by the disclosing Party, as evidenced by documentation; is publicly released as authorized under this Agreement by the University, its employees or agents; is subsequently obtained by a Party from a Third Party who is authorized to have such information; or is independently developed by a Party without reliance on any portion of the Confidential Information received from the disclosing Party and without any breach of this Agreement as evidenced by documentation.

15.3

No Unauthorized Disclosure of Confidential Information. Beginning on the Effective Date and continuing throughout the term of this Agreement and thereafter for a period of five (5) years (“Confidentiality Period”), neither Party shall disclose or otherwise make known or available to any Third Party or Affiliate any Confidential Information, without the express prior written consent of the other. In no event shall either Party incorporate or otherwise use Confidential Information in connection with any patent application filed by or on behalf of the other. Both Parties shall utilize reasonable procedures to safeguard the Confidential Information.

15.4

Access to University Information. The University is an agency of the State of Washington and is subject to the Washington Public Records Act, RCW 42.56 et seq., (“Act”), and no obligation assumed by the University under this Agreement shall be deemed to be inconsistent with the University’s obligations as defined under the Act and as interpreted by the University in its sole discretion. In the event the University receives

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a request for public records under the Act for documents containing Confidential Information, and if the University concludes that the documents are not otherwise exempt from public disclosure, the University will provide the Company notice of the request before releasing such documents. Such notice shall be provided in a timely manner to afford the Company sufficient time to review such documents and/or seek a protective order, at the Company’s expense utilizing the procedures described in RCW 42.56.540. The University shall have no obligation to protect the Confidential Information from disclosure in response to a request for public records.

16. Consent and Approvals. Except as otherwise expressly provided, all consents or approvals required under the terms of this Agreement shall be in writing and shall not be unreasonably withheld or delayed.

17. Construction. The headings preceding and labeling the sections of this Agreement are for the purpose of identification only and shall not in any event be employed or used for the purpose of construction or interpretation of any portion of this Agreement. As used herein and where necessary, the singular shall include the plural and vice versa, and masculine, feminine, and neuter expressions shall be interchangeable.

18. Enforceability. If a court of competent jurisdiction adjudges a provision of this Agreement unenforceable, invalid, or void, such determination shall not impair the enforceability of any of the remaining provisions hereof and such provisions shall remain in full force and effect.

19. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including all attachments, exhibits, and amendments hereto) is intended by the Parties as the final and binding expression of their contract and agreement and as the complete and exclusive statement of the terms thereof. This Agreement cancels, supersedes, and revokes all prior negotiations, representations and agreements among the Parties, whether oral or written, relating to the subject matter of this Agreement.

Company has evaluated the Licensed Technology under a Confidentiality Agreement (“Confidentiality Agreement”) with University (UWIL # 18127A) with an effective date of August 2, 2006. Confidentiality Agreement is hereby supplanted entirely by this Agreement.

No provision of this Agreement, express or implied, is intended to confer upon any person other than the Parties to this Agreement any rights, remedies, obligations, or liabilities hereunder.

20. Language and Currency. Unless otherwise expressly provided in this Agreement, all notices, reports, and other documents and instruments that a Party hereto elects or is required by the terms of this Agreement to deliver to the other Party hereto shall be in English, and all notices, reports, and other documents and instruments detailing revenues and earned under this Agreement or expenses chargeable to a Party hereto shall be United States dollar denominated.

21. Notices. All notices, requests, and other communications that a Party is required or elects to deliver shall be in writing and shall be delivered personally, or by facsimile or

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electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other Party at its address set forth below or to such other address as such Party may designate by notice given pursuant to this article:

If to the University:	UW TechTransfer Invention Licensing ATTN: Director 4311 11th Avenue NE, Suite 500 Seattle, WA 98105-4608 Facsimile No.: 206-685-4767

For notices sent pursuant to Article 8, with a copy to:	University of Washington Office of the Attorney General 101 Gerberding Hall Seattle, WA 98105 Facsimile No: 206-543-0779

If to the Company:	Osmetech ATTN: Legal Department 757 S. Raymond Ave. Pasadena, CA 91105 Facsimile: 626 463 2012

22. Publicity. Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of the University without the express written permission of the University, unless such listing is required under local laws or regulations, provided that the Company may state the existence of this Agreement and the fact that both Parties entered into it. For any use other than the foregoing, the Company hereby expressly agrees not to use the name “University of Washington” or any contraction, abbreviation, or simulation thereof without prior written approval from an authorized representative of the University. The University shall have the right to report in its customary publications and presentations that the University and the Company have entered into a license agreement for the Licensed Technology and the University may use the Company logos in such publications and presentations provided that the University does not modify the Company’s logos and does not through such use imply any endorsement by the Company of the University.

23. Relationship of Parties. In entering into, and performing their duties under, this Agreement, the Parties are acting as independent contractors and independent employers. No provision of this Agreement shall create or be construed as creating a partnership, joint venture, or agency relationship between the Parties. No Party shall have the authority to act for or bind the other Party in any respect.

24. Security Interest. In no event shall the Company grant, or permit any person to assert or perfect, a security interest in the Company’s rights under this Agreement.

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25. Survival. Immediately upon the termination or expiration of this Agreement, all the Company’s rights under this Agreement shall terminate; provided, however, the Company’s obligations that have accrued prior to the effective date of termination or expiration of this Agreement (e.g., the obligation to report and make payments on sales, leases, or dispositions of Licensed Products and to reimburse the University for costs) and the obligations specified in sections 6.1, 6.2, and A3.1 of the Agreement shall survive. The obligations and rights set forth in sections 6.4 and 8.3 and articles 9, 10, and 11 of this Agreement shall survive the termination or expiration of this Agreement.

26. Collection Costs and Attorneys’ Fees. If a Party shall fail to perform an obligation or otherwise breaches one or more of the terms of this Agreement, the other Party may recover from the non-performing breaching Party all its costs (including actual attorneys’ and investigative fees) to enforce the terms of this Agreement.

27. Forum Selection. A suit, claim, or other action to enforce the terms of this Agreement shall be brought exclusively in the state courts of King County, Washington. The Company hereby submits to the jurisdiction of that court and waives any objections it may have to that court asserting jurisdiction over the Company or its assets and property.

28. Patent Marking. Company shall mark any and all material forms of Licensed Product or packaging pertaining thereto made and sold by Company in the Territory with patent marking confirming to 35 U.S.C. §287(a), as amended from time to time. Such marking shall further identify the pendency of any U.S. patent application and/or any issued U.S. or foreign patent forming any part of the University rights. All Licensed Product shipped to or sold in other countries shall be marked in such a manner as to provide notice to potential infringers pursuant to the patent law and practice of the country of manufacture or sale.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives.

University of Washington		Osmetech Molecular Diagnostics

By:	/s/ Fiona Wills	By:	/s/ Edward O. Kreusser
Name:	Fiona Wills	Name:	Edward O. Kreusser, Esq.
Title:	Interim Director	Title:	VP, IP and Legal Affairs

Date:	February 22, 2007	Date:	2/28/2007

13	UW/Osmetech Non-Exclusive Patent License Agreement UW Reference 7063-18921A Original Two of Two Page 13 of 16

Exhibit A

Non-Exclusive Patent License Schedule

A1.	Fields of Use (sections 1.2 and 3.1.1):

Fields of Use: Human clinical diagnostics field, including Research Use Only (RUO), Investigational Use Only, (IUO), Analyte Specific Reagents (ASR), and In Vitro Diagnostic (IVD) fields of use for anticoagulant dosing. IVD field of use expressly excludes market for tests performed in the home. Any reagents or kits sold under this Agreement are not for remanufacture, re-kitting, or resale to any Third Party, in whole or part.

A2.	Licensed Patents (section 1.4):

Patent Application No.:	UW Reference #	Inventors	Assignee	Application Date
US 10/967,879	7063P.1US	Mark Rieder Allan Rettie	University of Washington	10/18/2004
PCT/US2005/037058	7063P.IPCT	Mark Rieder Allan Rettie	University of Washington	10/17/2005
US 11/141,288	7063P.1USCIP1	Mark Rieder Allan Rettie	University of Washington	05/31/2005

A3.	Payments (section 6.1):

A3.1

Up-front Payment. The Company shall pay to the University    ***    as an up-front payment. This up-front payment shall be due as of the Effective Date and payable in    ***    . The first installment shall be payable within thirty (30) days of the Effective Date. The next installment shall be payable within thirty (30) days of the first anniversary of the Effective Date and the last installment shall be payable within thirty (30) days of the second anniversary of the Effective Date. This up-front payment shall be non-refundable and not creditable against future royalty obligations and shall survive termination or expiration of this Agreement.

A3.2

Running Royalty Payments. The Company shall pay to the University within thirty (30) days after the last day of each calendar quarter during the term of this Agreement an amount equal to    ***    of the Net Sales Price of all sales, leases, or dispositions of Licensed Products made by the Company during such quarter as a running royalty payment. In the event that Company is required to pay royalties to one or more Third Parties as necessary to avoid infringement thereof by the manufacture, use, or sale of any Licensed Products, or to avoid infringement-related litigation with respect to such patents, then the running royalty rate specified shall be reduced by an amount equal to one-half of the royalties actually paid to the Third Party, provided that in no event shall the royalties otherwise due to the University be less than    ***    of the royalties that

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

14	UW/Osmetech Non-Exclusive Patent License Agreement UW Reference 7063-18921A Original Two of Two Page 14 of 16

would be payable to the University were the University the sole licensor with respect to such Licensed Products. For the avoidance of doubt, under no circumstance shall the royalty to the University be less than    ***    of Net Sales Price following such reduction.

A3.3

Combination Products. If a Licensed Product is sold in combination with one or more other products or components that is not a Licensed Product, Net Sales Price shall be calculated by multiplying Net Sales Price for such combination product by the fraction    ***    where A is the invoice price if the Licensed Product is sold separately, and B is the aggregate invoice price of any other active component or components, or devices, in the combination if sold separately, or if either of the products are not sold separately, than the allocation shall be commercially reasonable and determined by good faith negotiation between the University and the Company. Notwithstanding the foregoing, in no event shall the royalties due the University be less than *** of what would otherwise be due if the Licensed Product was sold as an individual product.

A3.4

Annual Minimum Royalty Payments. The Company shall pay to the University within thirty (30) days after each anniversary of the Effective Date, annual minimum royalties, to be creditable against running royalties for the preceding year on a non-cumulative basis, as set forth in the following table:

Due on Anniversary Date of Year #:	$ Amount in USD
1	***
2	***
3	***
4	***
5 and each year thereafter	***

A3.6

Patent Prosecution Reimbursements: The Company shall pay to the University within thirty (30) days after the Effective Date,     ***    in full satisfaction of costs (including attorneys’ and application fees) incurred prior to the Effective Date to apply for, prosecute, enforce, and maintain each Licensed Patent in those countries where Company intends to commercialize Licensed Product pursuant to section 4.1 of this Agreement. This payment shall be non-refundable and not creditable against the Company’s other patent prosecution payment obligations. The Company shall be responsible for its pro-rata share of ongoing patent costs, determined by the number of other licensees at the time such fees and costs were incurred, for such patent or patent application. Pro-rata share shall be calculated for each country the Company requests a license.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

15	UW/Osmetech Non-Exclusive Patent License Agreement UW Reference 7063-18921A Original Two of Two Page 15 of 16

Exhibit B

Royalty Report Form

Date

Company Name & Address

License Number

Reporting Period:	Report Due Date:

This report must be submitted regardless of whether royalties are owed. Please do not leave any column blank. State all information requested below.

Product Description	Royalty Rate	Quantity/ Net Sales	Royalty Due

Report Completed by:	Total Royalties Due:

Telephone Number:

If you have questions please contact:

Please make check payable to: University of Washington

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